Exhibit 10.19

WEST CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

THIS NONQUALIFIED DEFERRED COMPENSATION PLAN dated as of this 30th day of December, 2002, is established and maintained by West Corporation, a Delaware corporation (the “Employer,” as further defined in Appendix I) for the benefit of its eligible key employees, as described below.

WITNESSETH THAT:

WHEREAS, the Employer recognizes valuable services performed by its employees, which have contributed to the success of the Employer;

WHEREAS, the Employer desires to establish a plan to allow a select group of management or highly compensated employees to defer a portion of their Compensation (as defined in Appendix I), and to provide retirement, death and other benefits as provided herein;

WHEREAS, each Participant, as defined below, desires to receive such benefits and to defer a portion of his or her Compensation; and

WHEREAS, the Employer desires to provide the terms and conditions upon which the Employer shall pay such benefits to the Participants;

NOW, THEREFORE, in consideration of these premises, the Employer hereby establishes the following nonqualified deferred compensation plan.

ARTICLE I

INTRODUCTION

1.1  Name and Purpose.    The Employer hereby establishes the West Corporation Nonqualified Deferred Compensation Plan, as set forth herein (the “Plan”), for the benefit of a select group of management or highly compensated employees of the Employer. The Plan is intended to be a deferred compensation plan for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Employer intends that the Plan (and any grantor trust described in Section 6.1) shall be treated as unfunded for tax purposes and for purposes of Title I of ERISA. The Employer’s obligations hereunder, if any, to a Participant (or to a Participant’s beneficiary) shall be unsecured and shall be a mere promise by the Employer to make payments hereunder in the future. A Participant (or the Participant’s beneficiary) shall be treated as a general, unsecured creditor of the Employer. The Plan is not intended to qualify under section 401(a) of the Internal Revenue Code (the “Code”).

1.2  Effective Date and Plan Year.    The Effective Date of this Plan is December 30th, 2002. The Plan will be administered on the basis of a 12-month period beginning on each January 1 (the “Plan Year”).

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1  Eligibility.    Any employee who is an Executive Vice President or above of the Employer as of the Effective Date is eligible to participate in the Plan for the Plan Year commencing January 1, 2003. Thereafter, before the beginning of each Plan Year, the Compensation Committee will designate the employees eligible to participate in the Plan during such Plan Year from a select group of management or highly compensated employees, which means Executive Vice Presidents and above and other officers whose Compensation was $100,000 or more in the year prior to the year in which the Participant makes a salary deferral election pursuant to Section 3.1. An employee’s eligibility to make a deferral to the Plan in any given Plan Year does not guarantee that employee the right to make a deferral in any subsequent Plan Year.

2.2  Participation and Cessation of Participation.    An employee designated as eligible to participate in the Plan for any Plan Year may make a deferral election on a timely basis as described in Section 3, and if the employee makes such a deferral election he shall be referred to as a “Participant” until he or she has received a distribution of the entire Deferral Account (as defined in Section 3.2). A Participant in the Plan who separates from service with the Company and all of its subsidiaries and affiliates for any reason will cease to be eligible to defer compensation under this plan and will become entitled to distributions as described in Article V.

ARTICLE III

ENROLLMENT AND DEFERRAL ELECTIONS

3.1  Participant Elections to Defer.    Each Eligible Employee who intends to participate in the Plan shall make an Election to Defer, on a Deferred Compensation Election Form, that portion of his annual Compensation (if any) that shall be deferred hereunder, in accordance with the following:

(a)	Salary Deferral Elections. An Eligible Employee may elect to defer no more than 50% of his Salary. This Salary deferral election must be made in whole percentage increments.

(b)	Bonus Deferral. An Eligible Employee may make elect to defer, either in whole percentage increments or a flat-dollar amount, a portion of any periodic bonus payable to him or her; provided, however, that such election may exceed 100% of any amount that would otherwise be paid as a periodic bonus.

(c)	Minimum and Maximum Deferral. Notwithstanding any other provision of the Plan, an Eligible Employee who elects to defer a portion of his Compensation must elect to defer Salary and Bonus in an amount that is expected to be no less than $10,000, and in no event in excess of $500,000, during any one Plan Year.

(d)	Timing of Elections. No later than December 15 of each Plan Year, the Eligible Employee must make an Election to Defer a portion of his Compensation that otherwise would be payable in the following Plan Year. Notwithstanding the foregoing, Elections to Defer Compensation that otherwise would be payable for the entire 2003 Plan Year (beginning January 1, 2003) must be made no later than December 31, 2002; provided, however, that no later than January 15, 2003, a Participant who did not make an Election to Defer by December 31, 2002 may make an Election to Defer Compensation that otherwise would be payable for the period beginning February 1, 2003 and ending December 31, 2003. An Election to Defer shall remain in effect only for the Plan year specified in the Deferred Compensation Election Form. An Eligible Employee must file a separate salary or bonus deferral election before each December 15 in order to make deferral for the following Plan Year. Once made, the Election to Defer is irrevocable, subject only to the early distribution provisions of Section 6.1, or the one-time redeferral provision of Section 6.2.

(e)	Period of Deferral. Each Election to Defer made by an Eligible Employee shall include an election of the date on which the amount of such deferral (together with any investment gains thereon) will be distributed. Such date shall be no earlier than the fifth year following the Plan Year to which the Election to Defer relates, subject only to the early distribution provisions of Section 6.1, or the one-time redeferral provision of Section 6.2.

3.2  Deferral Account.    The Compensation Committee shall maintain in the name of each Participant a bookkeeping account known as the Participant’s “Deferral Account” for deferrals made in accordance with Section 3.1. A Participant’s Deferral Account shall include a subaccount for each deferral made under the Plan and any Employer contributions made to the Participant under the Plan. Each such subaccount shall reflect: (i) the amount deferred or contributed during that Plan Year, (ii) any amounts distributed during that Plan Year, and (iii) the total Earnings on the Deferral Account described in Section 3.3. Deferred amounts shall be credited to subaccounts as soon as practicable following the date bonuses and salary would otherwise have been paid to the Participant but for his deferral election. The portion of a Participant’s Deferral Account that is attributable to any Election to Defer (and any Earnings thereon) shall be nonforfeitable at all times.

3.3  Investment of Deferral Account.    A Participant shall direct the investment of his Deferral Account. A Participant shall have the right to elect to have his Deferral Account deemed to be invested, in percentages elected by the Participant, in hypothetical funds, the value of which shall track either:

(a)	Common stock of the Company (“Company Stock”); or

(b)	The investment funds available under the West Corporation Employee 401(k) Retirement Plan, or a successor plan (collectively, the “Measurement Funds”).

An election by a Participant to invest or not to invest his or her Deferral Account in Company Stock is an irrevocable election. Investment elections to any Measurement Fund other than Company Stock may be changed quarterly by the Participant (but only among such Measurement Funds) on such date and in such manner as determined by the Compensation Committee in its sole discretion. A Participant’s Deferral Account shall be credited or debited each payroll period (or, with respect to that portion of a Participant’s Deferral Account attributable to bonus deferral elections, each time a bonus is deferred into the Plan) based on the performance of each Measurement Fund selected by the Participant, as though (i) Participant’s Salary and Bonus deferrals were invested in the Measurement Fund(s) as of the date that they are credited to the Participant’s Deferral Account;; and (ii) any distributions made to Participant that decrease Participant’s Deferral Account balance ceased being invested in the Measurement Fund(s) and in the percentages applicable to such payroll period, no earlier than the last business day of the payroll period preceding the date of distribution, at the closing price on such date. Thereafter, the Measurement Funds that the Participant elects will be revalued each payroll period, based on the price of the Company Stock on that date, the value of the investment funds of the West Corporation Employee 401(k) Retirement Plan (or its successor) on that date, and the percentages in which the Participant is invested in each of the Measurement Funds.

Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Fund(s) are to be used for measurement purposes only, and the allocation of Participant’s Deferral Account to such Measurement Fund(s), the calculation of additional amounts and the crediting or debiting of such additional amounts to Participant’s Deferral Account shall not be considered or construed in any manner as an actual investment of Participant’s Deferral Account in any such Measurement
Fund(s).

To the extent a Participant’s Account is invested in Measurement Funds and is not entirely distributed within three years from the date the Participant separates from service with the Company for any reason, the Participant’s entire vested Deferral Account shall thereafter be deemed to be invested in a money market fund designated by the Compensation Committee until such Deferral Account is fully distributed to the Participant.

3.4  Adjustment of Participants’ Deferral Account.    As of the last day of each payroll period (each such date, and any other accounting date as determined by the Compensation Committee in its sole discretion, is referred to below as an “Accounting Date”), the Compensation Committee shall:

(a)	First, charge to the proper Deferral Accounts all payments or distributions made since the last preceding Accounting Date.

(b)	Next, credit each Participant’s Deferral Account with amounts deferred on behalf of the Participant made since the last preceding Accounting Date;

(c)	Next, credit each Participant’s Deferral Account with any Employer Contributions (as defined in Section 4.1) made on behalf of the Participant since the last preceding Accounting Date;

(d)	Next, adjust each Participant’s Deferral Account for applicable Earnings since the last preceding Accounting Date.

3.5  Additional Limitation on Deferral Elections.    Notwithstanding anything in this Section to the contrary, the Plan Administrator may limit a Participant’s deferral election if, as a result of any election, a Participant’s compensation from the Employers would be insufficient to cover taxes and withholding applicable to the Participant.

ARTICLE IV

EMPLOYER CONTRIBUTIONS

4.1  Employer Matching Contributions.    To the extent a Participant makes an Election to Defer Compensation and makes an Investment Designation that such deferrals and Earnings thereon initially be measured by Company Stock, the Employer will make a matching contribution (“Employer Matching Contribution”) equal to a percentage of such amount deferred as designated by the Employer from time to time. All Employer Matching Contributions shall be designated to be invested in shares of Company Stock and shall remain hypothetically invested in Company Stock. No Employer Matching Contribution will be made with respect to any amount deferred by the Employee for which Earnings are measured based on an Investment Designation other than Employer Stock.

4.2  Accounting for Employer Matching Contributions.    Employer Contributions on behalf of a Participant will be recorded in a separate subaccount maintained in the Participant’s Deferral Account as of the same date (the “Crediting Date”) that the underlying deferral is credited to the Participant’s Deferral Account. Such subaccount will be deemed to be invested in Company Stock and will be adjusted from time to time in the same manner as described in Section 3.4.

4.3  Vesting of Employer Matching Contributions.    The Participant’s nonforfeitable interest in Employer Matching Contributions attributable to any Plan Year will equal 20%, multiplied by the Participant’s Years of Service following the Plan Year that includes the applicable Crediting Date. If a Participant voluntarily terminates employment with the Employer or is terminated for Cause, any non-vested portion of his or her Deferred Compensation Account shall be forfeited immediately. If a Participant terminates employment because of his or her death or Disability or is terminated without Cause, if a Change in Control occurs, or if the Plan terminates, all amounts in the Participant’s Deferred Compensation Account will become nonforfeitable immediately.

ARTICLE V

FUNDING

The Employer, in its sole and absolute discretion, may (or may not) acquire any investment product or any other instrument or otherwise invest any amount to provide the funds from which it can satisfy its obligation to make benefit payments under this Plan. Any investment product or other item so acquired for the convenience of the Employer shall be the sole and exclusive property of the Employer (or a Trust established by the Employer) with the Employer (or the Trust) named as sole owner and sole beneficiary thereof. To the extent that a Participant or his or her Beneficiary acquires a right to receive payments from the Employer under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Employer.

ARTICLE VI

TIMING AND FORM OF BENEFIT PAYMENTS

6.1  Timing of Distribution.    The vested portions of a Participant’s Deferral Account shall be distributed as soon as practicable on the earlier of:

(a)	The deferred distribution date indicated on the Participant’s Deferred Compensation Election Form and in accordance with subsection 3.1(e);

(b)	The date that the Participant’s terminates employment with the Employer; and

(c)	The date the Employer terminates the Plan.

6.2  One-time Redeferral Election.    No later than the January 1 preceding the Plan Year in which a distribution under subsection 6.1(a) is to occur, a Participant may make a one-time election to defer any portion of such distribution for a period of not less than two years.

6.3  Form of Distribution.    Distributions from the Plan may be made in either a single, lump sum distribution or five annual installments (approximately 20% each year), as elected irrevocably by the Participant on his or her Deferred Compensation Election Form for such Plan Year. Distributions from the Participant’s Deferral Account that are invested in a Measurement Fund other than Company Stock will be distributed in cash. Distributions from the Participant’s Deferral Account that are invested in Company Stock shall be distributed solely in shares of Company Stock.

6.4  Beneficiaries.    A Participant may designate his or her primary Beneficiary or Beneficiaries to receive the amounts as provided herein after his or her death in accordance with the Beneficiary Designation provisions of the Participation Agreement. A Participant also may designate his or her contingent Beneficiary or Beneficiaries to receive amounts as provided herein if all primary Beneficiaries predecease the Participant or have ceased to exist on the date of the Participant’s death. In the absence of such a designation, the Employer shall pay any such amount to the Participant’s estate.

ARTICLE VII

ADMINISTRATION

7.1  Plan Administrator.    The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Plan Administrator”).

7.2  Plan Administrator’s Rights, Duties and Powers.    The Plan Administrator shall have all the powers necessary and appropriate to discharge its duties under the Plan, which powers shall be exercised in the sole and absolute discretion of the Plan Administrator, including, but not limited to, the following:

(a)	To construe and interpret the provisions of the Plan and to make factual determinations thereunder, including the power to determine the rights or eligibility under the Plan and amounts of benefits (if any) under the Plan, and to remedy ambiguities, inconsistencies or omissions, and such determinations by the Plan Administrator shall be binding on all parties.

(b)	To adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan and trust agreement, if any.

(c)	To direct the payment of distributions in accordance with the provisions of the Plan.

(d)	To employ agents, attorneys, accountants, actuaries or other persons (who also may be employed by the Employers) and to delegate to them such powers, rights and duties as the Plan Administrator may consider necessary or advisable to carry out administration of the Plan.

(e)	To appoint an investment manager to manage (with power to acquire and dispose of) the assets of the Employer that may be used to satisfy benefit obligations under the Plan, and to delegate to any such investment manager all of the powers, authorities and discretions granted to the Plan Administrator hereunder or under a Trust (if any).

7.3  Interested Plan Administrator Member.    If a member of the Plan Administrator is also a Participant in the Plan, the Administrator member may not decide or determine any matter or question concerning distributions of any kind to be made to the him or her or the nature or mode of settlement of his or her, unless such decision or determination could be made by the Plan Administrator member under the Plan if the Plan Administrator member were not serving within the Plan Administrator.

7.4  Expenses.    All costs, charges and expenses reasonably incurred by the Plan Administrator will be paid by the Employer. No compensation will be paid to a member of the Plan Administrator as such.

7.5  Claims.    The Employer shall afford a reasonable opportunity to the claimant whose claim for benefits has been denied for a review of the decision denying such claim. Ultimately, the interpretation and construction of this Plan by the Plan Administrator, and any action taken hereunder, shall be binding and conclusive upon all parties in interest, provided, however, that nothing herein shall prevent any Participant or Beneficiary from enforcing his or her rights as a general unsecured creditor hereunder.

7.6  Reports.    The Plan Administrator shall provide the Participant with a statement reflecting the amount of the Participant’s Deferral Account at least quarterly.

7.7  No Liability.    No employee, agent, officer, trustee, member, volunteer or director of the Employer shall, in any event, be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of this Plan, so long as such action or omission to act be made in good faith.

ARTICLE VIII

AMENDMENT AND TERMINATION

This Plan may not be amended, altered or modified, except by a written instrument signed by the Employer and the Participants effected thereby or their respective successors; provided that the Employer may amend, alter, modify or terminate this Plan on a prospective basis at any time, provided (i) that no such amendment, alteration, modification or termination shall adversely affect a Participant’s entitlement to benefits attributable to amounts credited to his or her Deferred Compensation Account in any Plan Year immediately prior to the Plan Year of the amendment, alteration, modification or termination of this Plan, and (ii) that until all amounts are distributed, the Employer must continue to offer Investment Designations that are at least reasonably comparable to the options available prior to such amendment, alteration, modification or termination.

ARTICLE IX

MISCELLANEOUS

9.1  Non-Assignability of Benefits.    Neither any Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder. Such amounts shall not be subject to seizure by any creditor of a Participant or any Beneficiary hereunder, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy or insolvency of any Participant or any Beneficiary hereunder. Any such attempted assignment or transfer shall be void and shall terminate the Participant’s participation in this Plan, and the Employer then may pay the benefits hereunder as if the Participant had terminated employment.

9.2  Impact on Other Benefits.    Except as otherwise required by the Code or any other applicable law, this Plan and the benefits provided herein are in addition to all other benefits which may be provided by the Employer to the Participants from time to time, and shall not reduce, replace or otherwise cause any reduction, in any manner, with regard to any of such other benefits.

9.3  Notices.    Any notice, consent or demand required or permitted to be given under the provisions of this Plan by the Employer or any Participant or Beneficiary shall be in writing, and shall be signed by the person or entity giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the principal office of the Employer, or if to a Participant or Beneficiary to such individual or entity’s last known address as shown on the records of the Employer. The date of such mailing shall be deemed the date of notice, consent or demand.

9.4  Tax Withholding.    The Employer shall have the right to deduct from all deferrals and payments made under this Plan any federal, state or local taxes required by law to be withheld with respect to such deferrals and payments.

9.5  Governing Law.    This Plan shall be governed by and construed in accordance with the internal laws of the State of Nebraska.

IN WITNESS WHEREOF, the Employer has executed and adopted this Plan as of the Effective Date.

WEST CORPORATION

By:	/s/ PAUL M. MENDLIK
Its:

APPENDIX I

DEFINITIONS

Except as otherwise provided herein, the terms provided in this Appendix I shall have the following definitions wherever used in this Plan with initial capital letters.

Beneficiary means any person, entity, or any combination thereof the Participant names in the Participation Agreement as beneficiary to receive benefits under this Plan in the event of the Participant’s death, or in the absence of any such designation, the Participant’s estate. A Participant may amend his Participation Agreement to name a new Beneficiary at any time.

Cause means that the Participant has engaged in an act of willful misconduct, gross negligence, fraud or moral turpitude, as determined by the Employer.

Change in Control means during any period of two consecutive years or less: (i) individuals who at the beginning of such period constitute the entire Board of Directors of the Employer shall cease for any reason to constitute a majority thereof unless the election of, or nomination for election by the Employer’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (ii) the shareholders of the Employer approve any merger or consolidation as a result of which the common stock of the Employer shall be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of the Employer) or liquidation of the Employer or any sale or disposition of 50% or more of the assets or earning power of the Employer; or (iii) the shareholders of the Employer approve any merger or consolidation to which the Employer is a party as a result of which the persons who were shareholders of the Employer immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation.

Code means the Internal Revenue Code of 1986, as amended.

Compensation means the total cash compensation paid to a Participant for services rendered to the Company as an employee (as reported on Form W-2).

Deferred Compensation Account means the amounts attributable to the Participant as provided in Article IV of the Plan.

Disability means that a Participant has been considered “disabled” under the Employer’s long-term disability plan maintained for employees generally; provided, however, that if there is no such plan at the time, the Participant shall be considered “disabled” if he or she is entitled to collect disability benefits from the Social Security Administration.

Earnings means the amount credited to each Participant’s Deferred Compensation Account as Earnings as provided in Article III of the Plan.

Election to Defer, or Deferral Election means the provisions of the Participation Agreement providing for the Participant to elect to defer a portion of his or her Compensation, as amended from time to time.

Eligible Employee means an Employee eligible to participate in the Plan, as provided under Section 2.1.

Employee means an employee of the Employer selected by the Employer to participate in this Plan, and who elects to participate in this Plan by executing and delivering to the Employer a Participation Agreement; provided, however, that all employees selected by the Employer shall be members of a select group of management or highly compensated employees as described in Sections 202, 301 and 401 of ERISA.

Employer means West Corporation and any entity within the same controlled group of corporations within the meaning of Sections 414(b) and (c) of the Code.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Investment Designation means the provisions of the Participation Agreement providing for the Investment Designation by the Participant as described in Article III of this Plan, as amended or replaced from time to time.

Participant means an Employee who has executed a Participation Agreement.

Participation Agreement means the agreement executed by Participant that includes provisions for the Employee’s Election to Defer, the Employee’s Beneficiary Designation, and the Employee’s Investment Designation.

Plan Year means the calendar year.

Salary means the Employee’s base salary, as determined by the Employer.

Trust means any trust that may be established in connection with the Plan to set-aside assets of the Plan and provide security to Participants; provided, however, that unless otherwise agreed to by the Participant and Employer, the assets held in such trust would remain the property of the employer and subject to creditors of the corporation.

Year of Service means a Plan Year in which the Employee worked at least 1,000 hours for the Employer or for any other entity which merged with the Employer or was otherwise acquired by the Employer if the Employee was employed on a full-time basis by such other entity at the time of such merger or other acquisition.

EXHIBIT A

PARTICIPATION AGREEMENT

Name of Employee:

Employee’s Address:

Social Security No:

Date of Birth:

I.    ELECTION TO DEFER

The Participant hereby elects to defer the following amount or percentage of his or her Compensation (or part thereof) pursuant to the West Corporation Nonqualified Deferred Compensation Plan (“Plan”) for the ________Plan Year (i.e., calendar year):

Base Compensation/Director Fees

________% for such year

Periodic Bonus

$________ for such year, OR

________% for such year

II.    DEFERRAL DATE

The Participant hereby elects irrevocably that, subject to the terms of the Plan, all amounts identified in Part I above for such Plan Year shall be payable on the following date:

_______________________________________________________________________

(can be no earlier than the fifth year following the Plan Year of Deferral)

III.    FORM OF PAYMENT

The Participant hereby elects irrevocably that, subject to the terms of the Plan, all amounts identified in Part I above for such Plan Year shall be payable in the form of:

________ A single, lump sum distribution

________ Five substantially equal annual installments (based on percentage)

IV. BENEFICIARY DESIGNATION

The Participant hereby designates the following individual(s) or entity(ies) as his or her beneficiary(ies) pursuant to Plan in accordance with Section 6.4 of the Plan (insert name, Social Security Number, relationship, date of birth and address of individuals; fully identify any Trust by the name of the trust, date of execution of the trust, the trustee’s name, the trust’s address, and the trust’s Employer Identification Number):

Primary Beneficiary(ies)	Percentage

Contingent Beneficiary(ies) (if no primary beneficiary remains)	Percentage

The Participant hereby reserves the right to change this Beneficiary Designation, and any such change shall be effective when executed in writing by the Participant and delivered to the Employer, all in the manner as designated by the Employer from time to time.

IV.    INVESTMENT DESIGNATION FOR CURRENT DEFERRAL ELECTION

The Participant hereby designates the following investment or investments as provided in the Plan:

Name of Investment	Invested Percentage
West Corporation (“Employer Stock”)

Wells Fargo Stable Return Fund (DSRF1)

Wells Fargo Diversified Bond Fund (NVMFX)

PIMCO Total Return (PTRAX)

Wells Fargo Growth Balanced Fund (NVGBX)

MFS Balanced Domestic Total Return (MSFRX)

Wells Fargo Index Fund (NVINX)

MFS Large Cap Value (MEIAX)

Fidelity Advisor Growth Opportunities (FAGOX)

Dreyfus Appreciation (DGAGX)

Wells Fargo Large Cap Growth Fund (NVLCX)

Janus Growth & Income (JAGIX)

Goldman Sachs Mid Cap Value (GCMAX)

PIMCO MidCap Growth Fund (PMCGX)

AIM Mid Cap Equity (GTAGX)

Goldman Sachs Small Cap Value (GSSIX)

Franklin Balance Sheet Investors Fund (FRBSX)

Janus Worldwide Fund (JAWWX)

Templeton Growth Fund (TEPLX)

The Participant hereby reserves the right to change such investment designation from time to time as permitted by the Plan and the Employer, and any such change shall become effective when executed in writing by the Participant and delivered to the Employer, all in the manner as designated by the Employer from time to time; provided, however, that any election to invest in Employer Stock is irrevocable.

In the event that the Employer desires to acquire any product or other item (including but not limited to a life insurance policy on the Participant’s life) in connection with this Plan, the Participant hereby agrees to reasonably cooperate to the extent necessary in such process.

IN WITNESS WHEREOF, the Employer and the Participant have executed this Participation Agreement on the dates designated below.

Date: ________________	PARTICIPANT Signature of Participant

Date: ________________	WEST CORPORATION By: Signature of Participant Its: